Exhibit 99.1

FOR IMMEDIATE RELEASE Dover, Delaware, October 27, 2016	For further information, call: Timothy R. Horne – Sr. Vice President – Finance (302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2016

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended September 30, 2016.

The Company’s NASCAR fall race weekend in Dover was held from September 30, 2016 through October 2, 2016. The K&N Pro Series East event was held during the third quarter of 2016 while the NASCAR XFINITY Series and Sprint Cup Series races were held during the fourth quarter of 2016. The entire fall race weekend was held during the fourth quarter of 2015.

Revenues for the third quarter of 2016 were $369,000 compared with $133,000 in the third quarter of 2015. Operating and marketing expenses were $1,387,000 in the third quarter of 2016 compared to $1,140,000 in the third quarter of 2015. Both increases are primarily from the timing of the 2016 fall NASCAR race weekend.

General and administrative expenses of $1,799,000 in the third quarter of 2016 were comparable to $1,748,000 in the third quarter of 2015.

Depreciation expense decreased to $828,000 in the third quarter of 2016 compared to $1,410,000 in the third quarter of 2015. The decrease is due to the decision in early 2015 to remove certain grandstand seats and structures from service after our 2015 race season. We changed the estimated useful lives of the impacted assets resulting in a $655,000 increase in our third quarter 2015 depreciation expense.

Income from assets held for sale of $1,867,000 in the third quarter of 2015 represents non-refundable payments made to extend the closing date under a now expired agreement to sell our Nashville facility. We entered into this agreement on May 29, 2014 and after several amendments, the agreement expired by its terms on July 27, 2015.

Net interest expense of $41,000 in the third quarter of 2016 was comparable to $47,000 in the third quarter of 2015.

Loss before income taxes for the third quarter of 2016 was ($3,679,000) compared with loss before income taxes of ($2,357,000) in the third quarter of 2015. The results for the third quarter of 2015 include the $655,000 of accelerated depreciation and the $1,867,000 of income from assets held for sale. On an adjusted basis, excluding these items, loss before income taxes for the third quarter of 2015 was ($3,569,000).

Net loss for the third quarter of 2016 was ($2,167,000) or ($0.06) per diluted share compared to ($1,396,000) or ($0.04) per diluted share for the third quarter of 2015. Adjusted for the aforementioned items, net loss was ($2,221,000), or ($0.06) per diluted share, in the third quarter of 2015.

At September 30, 2016, the Company’s total indebtedness was $8,060,000 compared with $10,580,000 at September 30, 2015.

As previously announced, on August 25, 2016, we entered into a definitive agreement to sell our Nashville Superspeedway facility along with some related equipment and other assets. The agreement provides for an aggregate purchase price of $27.5 million in cash plus the assumption by the purchaser of our obligations under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds issued by the Sports Authority of the County of Wilson, Tennessee. The Bonds, which have a remaining principal balance of $16,300,000, are secured by a letter of credit provided by us which will be replaced by a letter of credit provided by the potential purchaser. Closing is anticipated during the first quarter of 2017. The assets of Nashville Superspeedway are reported as assets held for sale in our consolidated balance sheet at September 30, 2016 and December 31, 2015.

The Company announced yesterday that its Board of Directors declared an annual cash dividend on both classes of common stock of $.05 per share. The dividend will be payable on December 10, 2016 to shareholders of record at the close of business on November 10, 2016. Due to the seasonal nature of our business, we will evaluate dividends annually.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Admissions	$82	$—	$3,764	$4,212
Event-related	285	132	4,966	4,823
Broadcasting	—	—	17,022	16,486
Other	2	1	9	2

	369	133	25,761	25,523

Expenses:
Operating and marketing	1,387	1,140	16,440	15,878
General and administrative	1,799	1,748	5,573	5,499
Loss on disposal of long-lived assets	—	—	—	40
Depreciation	828	1,410	2,591	4,377

	4,014	4,298	24,604	25,794

Income from assets held for sale	—	1,867	—	2,900

Operating (loss) earnings	(3,645)	(2,298)	1,157	2,629
Interest expense, net	(41)	(47)	(166)	(280)
(Provision) benefit for contingent obligation	(17)	(12)	(73)	90
Other income	24	—	16	1

(Loss) earnings before income taxes	(3,679)	(2,357)	934	2,440
Income tax benefit (expense)	1,512	961	(378)	(946)

Net (loss) earnings	$(2,167)	$(1,396)	$556	$1,494

Net (loss) earnings per common share:
Basic	$(0.06)	$(0.04)	$0.02	$0.04

Diluted	$(0.06)	$(0.04)	$0.02	$0.04

Weighted average shares outstanding:
Basic	36,216	36,157	36,238	36,155
Diluted	36,216	36,157	36,238	36,155

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS BEFORE INCOME TAXES

TO ADJUSTED (LOSS) EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO ADJUSTED NET (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP (loss) earnings before income taxes	$(3,679)	$(2,357)	$934	$2,440
Accelerated depreciation (1)	25	655	184	2,039
Income from assets held for sale (2)	—	(1,867)	—	(2,900)
Loss on disposal of long-lived assets (3)	—	—	—	40

Adjusted (loss) earnings before income taxes	$(3,654)	$(3,569)	$1,118	$1,619

GAAP net (loss) earnings	$(2,167)	$(1,396)	$556	$1,494
Accelerated depreciation, net of income taxes (1)	15	389	109	1,211
Income from assets held for sale, net of income taxes (2)	—	(1,214)	—	(1,886)
Loss on disposal of long-lived assets, net of income taxes (3)	—	—	—	24

Adjusted net (loss) earnings	$(2,152)	$(2,221)	$665	$843

GAAP net (loss) earnings per common share - basic and diluted	$(0.06)	$(0.04)	$0.02	$0.04
Accelerated depreciation, net of income taxes (1)	—	0.01	—	0.03
Income from assets held for sale, net of income taxes (2)	—	(0.03)	—	(0.05)
Loss on disposal of long-lived assets, net of income taxes (3)	—	—	—	—

Adjusted net (loss) earnings per common share - basic and diluted	$(0.06)	$(0.06)	$0.02	$0.02

(1)	During the first quarter of 2016, we began a renovation project of certain track related assets at our Dover International Speedway facility which will take approximately one year to complete. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first nine months of 2016.

During the first quarter of 2015, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2015 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first nine months of 2015.

(2)	On May 29, 2014, we entered into an agreement to sell our Nashville Superspeedway facility. The potential buyer made several payments to us to extend the closing date of settlement. The sale agreement expired on July 27, 2015 and all payments made to us have been recognized as income from assets held for sale.

(3)	Loss on disposal of long-lived assets is attributable to the decision to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted (loss) earnings before income taxes, adjusted net (loss) earnings and adjusted net (loss) earnings per common share - basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned accelerated depreciation, income from assets held for sale and loss on disposal of long-lived assets. Income taxes are based on our approximate statutory tax rates applicable to each of these items. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to (loss) earnings before income taxes, net (loss) earnings or net (loss) earnings per common share - basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2016	September 30, 2015	December 31, 2015
ASSETS
Current assets:
Cash	$215	$193	$1
Accounts receivable	521	368	173
Inventories	16	145	72
Prepaid expenses and other	5,692	5,984	1,136
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	44
Prepaid income taxes	1,600	1,664	1
Deferred income taxes	—	79	79
Assets held for sale	26,000	26,000	26,000

Total current assets	34,044	34,433	27,506
Property and equipment, net	53,393	54,438	53,542
Other assets	976	846	851
Deferred income taxes	—	569	549

Total assets	$88,413	$90,286	$82,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$574	$260	$137
Accrued liabilities	2,804	2,701	3,215
Payable to Dover Downs Gaming & Entertainment, Inc.	44	11	—
Deferred revenue	5,314	7,104	1,278

Total current liabilities	8,736	10,076	4,630
Revolving line of credit, net	8,060	10,580	5,900
Liability for pension benefits	3,650	4,116	3,790
Provision for contingent obligation	1,800	1,723	1,727
Deferred income taxes	13,477	13,983	14,408

Total liabilities	35,723	40,478	30,455

Stockholders’ equity:
Common stock	1,829	1,822	1,822
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,806	101,682	101,742
Accumulated deficit	(49,745)	(52,255)	(50,301)
Accumulated other comprehensive loss	(3,051)	(3,292)	(3,121)

Total stockholders’ equity	52,690	49,808	51,993

Total liabilities and stockholders’ equity	$88,413	$90,286	$82,448

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities:
Net earnings	$556	$1,494
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	2,591	4,377
Amortization of credit facility fees	71	72
Stock-based compensation	233	256
Excess tax benefits from stock-based compensation	(27)	—
Deferred income taxes	(328)	(1,156)
Provision (benefit) for contingent obligation	73	(90)
Income from assets held for sale	—	(2,900)
Changes in assets and liabilities:
Accounts receivable	(348)	(229)
Inventories	56	(75)
Prepaid expenses and other	(4,567)	(4,965)
Prepaid income taxes/income taxes payable	(1,594)	(1,481)
Accounts payable	(82)	149
Accrued liabilities	(411)	(543)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	88	(11)
Deferred revenue	4,036	5,756
Liability for pension benefits	(48)	(23)

Net cash provided by operating activities	299	631

Investing activities:
Capital expenditures	(1,923)	(1,357)
Purchases of available-for-sale securities	(267)	(18)
Proceeds from sale of available-for-sale securities	185	14
Non-refundable payments received related to assets held for sale	—	1,200

Net cash used in investing activities	(2,005)	(161)

Financing activities:
Borrowings from revolving line of credit	22,500	23,460
Repayments on revolving line of credit	(20,340)	(23,640)
Repurchase of common stock	(189)	(121)
Excess tax benefits from stock-based compensation	27	—
Credit facility fees	(78)	—

Net cash provided by (used in) financing activities	1,920	(301)

Net increase in cash	214	169
Cash, beginning of period	1	24

Cash, end of period	$215	$193